FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO telt@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

TELTRONICS ANNOUNCES FIRST QUARTER RESULTS

NET LOSS DECREASED BY 92% COMPARED TO THE SAME PERIOD IN 2003

SARASOTA, FL., May 17, 2004 - Teltronics, Inc. (OTCBB: TELT.OB) today announced its financial results for the three months ended March 31, 2004.

Sales for the three months ended March 31, 2004 were $11.3 million as compared to $11.6 million reported for the same period in 2003. Gross profit margin for the three months ended March 31, 2004 increased to 44.8% from 40.6% reported for the same period in 2003. Operating expenses for the three months ended March 31, 2004 were $4.7 million as compared to $5.1 million reported for the same period in 2003. The net loss for the three months ended March 31, 2004 was $67,000 as compared to a net loss of $794,000 reported for the same period in 2003. The net loss available to common shareholders for the three months ended March 31, 2004 was $220,000 as compared to $945,000 reported for the same period in 2003. Our diluted net loss per share for the three months ended March 31, 2004 was $0.03 as compared to a diluted net loss per share of $0.16 reported for the same period in 2003.

"We are pleased that our net loss decreased over $700,000 as compared to the same period in 2003," said Ewen Cameron, Teltronics' President and Chief Executive Officer. "With our continuous, cost-saving efforts and more focused strategic direction, we witnessed a significant operating expense reduction of approximately $430,000 as compared to the first quarter of 2003. We are also positive about the initial success of our new products and more optimistic about where the telecom industry is going in 2004," concluded Cameron.

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About Teltronics Inc.

Teltronics, Inc. is dedicated to excellence in the design, development, and assembly of electronics equipment and software to enhance the performance of telecommunications networks. The Company manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their telecommunications systems. The Company also serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found at their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

See attached

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31,	December 31,
	2004 (Unaudited)	2003
Current assets:
Cash and cash equivalents	$ 59,778	$ 146,277
Accounts receivable, net of allowance for doubtful accounts	6,893,032	3,560,936
Costs and estimated earnings in excess of billings on
uncompleted contracts	546,901	539,663
Inventories, net	5,484,024	5,491,472
Prepaid expenses and other current assets	559,931	433,955

Total current assets	13,543,666	10,172,303
Property and equipment, net	4,955,170	5,469,801
Goodwill	673,324	241,371
Other intangible assets, net	180,514	192,835
Other assets	305,500	243,294

Total assets	$19,658,174	$16,319,604

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS — Continued

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

	March 31, 2004	December 31, 2003
	(Unaudited)
Current liabilities:
Current portion of long-term debt, including notes payable in default	$ 12,650,409	$ 11,225,868
Current portion of capital lease obligations	24,709	24,163
Accounts payable	7,062,543	5,609,512
Billings in excess of costs and estimated earnings
on uncompleted contracts	362,554	469,210
Accrued expenses and other current liabilities	2,651,136	2,274,693
Deferred revenue	2,005,146	1,457,852

Total current liabilities	24,756,497	21,061,298

Long-term liabilities:
Long-term debt, net of current portion	1,081,436	1,290,685
Capital lease obligations, net of current portion	84,879	92,010

Total long-term liabilities	1,166,315	1,382,695

Commitments and contingencies
Shareholders' deficiency:
Common stock, $.001 par value, 40,000,000 shares authorized,
7,829,736 and 7,729,736 issued and outstanding at
March 31, 2004 and December 31, 2003, respectively	7,830	7,730
Non-voting common stock, $.001 par value, 5,000,000 shares
authorized, zero shares issued and outstanding	--	--
Preferred Series A stock, $.001 par value, 100,000 shares
authorized, 100,000 shares issued and outstanding	100	100
Preferred Series B Convertible stock, $.001 par value, 25,000
shares authorized, 12,625 shares issued and outstanding	13	13
Preferred Series C Convertible stock, $.001 par value, 50,000
shares authorized, 40,000 shares issued and outstanding	40	40
Additional paid-in capital	24,242,918	24,169,538
Accumulated other comprehensive loss	(35,909)	(42,485)
Accumulated deficit	(30,479,630)	(30,259,325)

Total shareholders' deficiency	(6,264,638)	(6,124,389)

Total liabilities and shareholders' deficiency	$ 19,658,174	$ 16,319,604

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net sales
Product sales and installation	$ 8,793,931	$ 9,207,079
Maintenance and service	2,513,199	2,373,427

	11,307,130	11,580,506
Cost of goods sold	6,238,225	6,873,586

Gross profit	5,068,905	4,706,920

Operating expenses:
General and administrative	1,513,637	1,509,151
Sales and marketing	2,086,969	2,167,999
Research and development	812,000	1,124,387
Depreciation and amortization	284,520	323,855

	4,697,126	5,125,392

Income (loss) from operations	371,779	(418,472)

Other income (expense):
Interest	(411,746)	(298,366)
Financing	(22,275)	(78,600)
Other	(2,710)	4,875

	(436,731)	(372,091)

Loss before income taxes	(64,952)	(790,563)
Income taxes	1,698	3,900

Net loss	(66,650)	(794,463)
Dividends on Preferred Series
B and C Convertible stock	153,655	150,500

Net loss available to common shareholders	$ (220,305)	$ (944,963)

Net loss per share:
Basic and Diluted	$ (0.03)	$ (0.16)

Weighted average shares outstanding	7,795,670	6,052,463